UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Textura Corporation
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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
To Be Held
May 4, 2015

To Stockholders of Textura Corporation:

Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Textura Corporation will be held on Monday, May 4, 2015 at 8:30 a.m., Central time, at the Company’s executive offices located at 1405 Lake Cook Road, Deerfield, Illinois 60015, for the following purposes:

Agenda Item	Board Vote Recommendation
1. To elect the Class II directors listed in the accompanying proxy statement to serve for a three year term expiring at our annual meeting of stockholders in 2018; and	“FOR”

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	“FOR”

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The preceding items of business are more fully described in the proxy statement accompanying this notice of the Annual Meeting. Included with the proxy statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. This notice of Annual Meeting, proxy statement and form of proxy are being distributed to stockholders on or about April 6, 2015.

The Board of Directors of Textura Corporation has fixed the close of business on March 10, 2015 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on March 10, 2015 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in our accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 4, 2015: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the 2014 Letter from Our Chairman & CEO, are available free of charge on the Investor Relations section of our website at investors.texturacorp.com.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting.

Thank you for your ongoing support of Textura.

By Order of the Board of Directors of Textura Corporation

Ryan Lawrence
April 6, 2015	Chief Legal Officer and Secretary

Textura Corporation
1405 Lake Cook Road
Deerfield, IL 60015
(847) 457-6500
PROXY STATEMENT
The Board of Directors (“Board”) of Textura Corporation (“we,” “us,” “Textura” or the “Company”) is soliciting proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 1405 Lake Cook Road, Deerfield, Illinois 60015 on Monday, May 4, 2015 at 8:30 a.m. Central time and any postponement or adjournment thereof (the “Annual Meeting”).
This Proxy Statement and the accompanying notice and form of proxy are first being distributed to stockholders on or about April 6, 2015.

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?
Our Board has made these materials available to you in connection with the solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

What proposals will be voted on at the Annual Meeting?
Two proposals will be voted on at the Annual Meeting:

•	The election of the three Class II directors specified in this Proxy Statement; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

What are the Board’s recommendations?
Our Board recommends that you vote:

•	“FOR” the election of the three nominated Class II directors specified in this Proxy Statement (Proposal 1); and

•	"FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2).

What happens if additional matters are presented at the Annual Meeting?
If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxy holders, Patrick Allin, Jillian Sheehan, and Ryan Lawrence, or any of them, will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Who is entitled to vote?
Stockholders of record at the close of business on March 10, 2015 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 25,674,367 shares of our common stock outstanding. Each share of common stock is entitled to one vote on all matters being considered at the Annual Meeting.

What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum. Both abstentions and broker non-votes (discussed under "What vote is required to approve each item?") are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record. If your shares are registered directly in your name with Textura’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record”, with respect to those shares. Stockholders of record received printed proxy materials directly from us.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered with respect to those shares the stockholder of record, forwarded the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How do I vote?
You may vote using any of the following methods:

•	By Mail
Stockholders of record of common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf as follows:

•	“FOR” the election of the three nominated Class II directors specified in this Proxy Statement (Proposal 1); and

•	"FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2).

Textura stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•
By Internet — Stockholders of record of our common stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Textura stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability.

•
By Telephone — Stockholders of record of our common stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Textura stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•
In Person at the Annual Meeting — Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.
What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — The election of Class II directors	Plurality of Votes Cast	No

Proposal 2 — The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015	Majority of the Shares Present in Person or Represented by Proxy and Entitled to Vote	Yes
With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.
If you hold your shares beneficially in street name and do not provide your broker with voting instructions, the brokerage firm has the discretion to vote the shares on your behalf if the proposal is considered a "routine" matter. When a proposal is not a "routine" matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." Proposal 1 is not considered a "routine" matter, but the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) is considered a "routine" matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, while broker non-votes would be counted for the purpose of determining a quorum, they will not affect the outcome of any matters being voted on at the Annual Meeting.

How are proxies solicited?
The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company, without additional compensation, may solicit proxies. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of our common stock.

What is the deadline for stockholder proposals for the 2016 Annual Meeting?
For your proposal to be considered for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2016, we must receive your written proposal no later than December 8, 2015. In addition, be aware that your proposal must comply with SEC regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials and other applicable laws. Although our Board will consider all proposals, it has the right to omit any proposals it is not required to include. For you to raise a proposal (including director nominations) at next year’s annual meeting that will not be included in our proxy statement, we must receive written notice of the proposal between January 5, 2016 and February 4, 2016 (assuming the meeting is held not more than 30 days before or more than 60 days after May 4, 2016). All notices of proposals by stockholders, whether or not intended to be included in the Company’s proxy materials, should be sent to Textura Corporation, 1405 Lake Cook Road, Deerfield, Illinois 60015, Attention: Secretary.  In addition, any proposal must satisfy all of the other requirements set forth in our amended and restated bylaws and all applicable laws.

What are the fiscal year end dates?
On May 1, 2014, our Board approved a change in fiscal year end from September 30 to December 31, effective for the year ended December 31, 2014. The decision to change the fiscal year end to coincide with the calendar year end is intended to improve comparability with industry peers and better align our reporting and planning cycle with the construction industry. This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about Textura and its executive officers and directors. Some of the information is provided as of the end of our 2013 fiscal year, or September 30, 2013, or as of the end of our 2014 fiscal year, or December 31, 2014, and some information is provided as of a more current date.

How can I obtain directions to the Annual Meeting?
If you wish to attend the Annual Meeting and vote in person, you may contact our reception desk at 847-457-6500 to obtain directions to our executive offices.

PROPOSAL 1
ELECTION OF DIRECTORS

Board of Directors and Nominees
Our Board currently consists of nine members. Our restated certificate of incorporation, as amended, provides that only our Board may increase or decrease the size of our Board and fill vacancies on our Board until the next annual meeting of stockholders. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.
Our restated certificate of incorporation, as amended, and our amended and restated bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Each director's term continues until the election and qualification of his successor, or his earlier death, resignation or removal. Our directors are divided among the three classes as follows:

•	the Class II directors are Gregory Besio, Matthew Botica and David Patterson, and their terms will expire at the Annual Meeting;

•	the Class III directors are Patrick Allin, R. Michael Murray, Jr. and Robert Wayman, and their terms will expire at the annual meeting of stockholders to be held in 2016; and

•	the Class I directors are Edward Chandler, David Habiger and General Peter Pace, and their terms will expire at the annual meeting of stockholders to be held in 2017.
Three candidates have been nominated for election as Class II directors at the Annual Meeting for a three-year term expiring at our annual meeting of stockholders in 2018. Upon recommendation of our nominating and corporate governance committee, the Board has nominated Gregory Besio, Matthew Botica and David Patterson for re-election as Class II directors. Biographical information about each of the nominees is contained in the following section.
Our Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our Chief Executive Officer and other members of senior management.
Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Nominees and Directors
Names of the nominees and directors, their ages, and certain biographical information about them are set forth below:

Name	Age	Position
Patrick J. Allin	63	Chairman, Chief Executive Officer, and Director
Gregory J. Besio (1)(2)	57	Director
Matthew J. Botica (2)(3)	64	Director
Edward K. Chandler (1)	57	Director
David Habiger (1)(2)	46	Director
R. Michael Murray, Jr.	75	Lead Director
General Peter Pace (3)	69	Director
David G. Patterson (3)	68	Director
Robert P. Wayman (1)	69	Director

(1)	Member of our audit committee

(2)	Member of our compensation committee

(3)	Member of the nominating and corporate governance committee
Patrick J. Allin has been our Chairman and Chief Executive Officer since co-founding our Company in September 2004. Prior to co-founding Textura, Mr. Allin served as a senior client delivery partner, Chief Operating Officer and Chief Financial Officer of the Global Consulting Practice at PricewaterhouseCoopers LLP. Earlier in his career, Mr. Allin served in a number of executive positions, including President, at Moore Business Forms North America and as an audit partner at PriceWaterhouse. Mr. Allin holds a Bachelor of Commerce degree in commerce and economics from the University of Toronto and is a Canadian Chartered Accountant. Mr. Allin brings to our Board extensive experience with our business and operations as a founder of our Company.
Gregory J. Besio has been a director since June 2011. Since July 2011, Mr. Besio has been the Executive Vice President and Chief Human Resources Officer of Aon plc, a global risk management, insurance, and human resources solution company. From May 2007 to July 2011, Mr. Besio held a number of executive positions at Aon, including head of global strategy and Chief Administrative Officer. Previously, Mr. Besio worked for Motorola, a technology solutions company, where he held roles including Corporate Vice President, Mobile Devices Software and global head of Motorola's Corporate Strategy team. Mr. Besio received a B.S. in chemical engineering from the University of Notre Dame, an M.A. and a Ph.D. from Princeton University in the same discipline, and an M.B.A. from the University of Chicago. Mr. Besio brings to our Board extensive experience in corporate strategy and technology gained as a business executive.
Matthew J. Botica has been a director since March 2013. From 1998 until January 2013, Mr. Botica served as an equity partner in the restructuring and insolvency group of Winston & Strawn LLP, an international law firm. Effective February 1, 2013, Mr. Botica began a six year phase out from the day to day practice of law at Winston & Strawn. Mr. Botica will remain an income partner during that time period. Prior to joining Winston & Strawn, Mr. Botica served as the managing partner of Hopkins & Sutter, a Chicago-based law firm. Mr. Botica serves on a number of civic and charitable boards of directors, including Boston College and the Chicago Jesuit Academy. Mr. Botica is a fellow of the American College of Bankruptcy and has been honored numerous times in The Best Lawyers in America for bankruptcy and credit-debtor rights law and in the Chambers USA directory. Mr. Botica received a B.A. in economics from Boston College and a J.D. from Harvard Law School. Mr. Botica acted as a legal advisor to our Company and our Board in recent years. In addition to his knowledge of our Company, Mr. Botica brings to our Board more than 30 years of legal experience in the debt capital markets and other related areas working with institutional lenders, trustees, government agencies and others.
Edward K. Chandler has been a director since December 2012. Since 1996, Mr. Chandler has been a Managing Director of Portage Venture Partners, a venture capital firm he founded; additionally he is a Managing Director of the general partner of the Portage Venture Funds, the Graystone Venture Fund and the Draper Fisher Jurvetson Portage Fund. Prior to that, Mr. Chandler formed Prairie Capital to acquire the venture portfolio of the Continental Illinois Bank, whose venture capital affiliates he joined in 1984. Mr. Chandler serves on a number of not-for-profit boards of directors, including The Wetlands Initiative and the Otho Sprague Memorial Institute, as well as the boards of directors of a number of private companies. Mr. Chandler received a B.A. in economics from Yale University and an M.B.A. from Harvard Business School. Mr. Chandler brings to our Board extensive knowledge of rapidly-growing technology companies and experience as a venture capitalist.
David Habiger has been a director since December 2012. From July 2011 until its sale in August 2012, Mr. Habiger served as the Chief Executive Officer of NDS Group, a software solutions company for the pay television industry. From 2005 to March 2011, Mr. Habiger was the President and Chief Executive Officer of Sonic Solutions, a computer software company. Mr. Habiger is a Senior Advisor to Silver Lake Partners and a Venture Partner at Pritzker Group. Mr. Habiger serves on the advisory board for the Polsky Center for Entrepreneurship at the University of Chicago, and on the boards of directors of a number of private companies. Mr. Habiger has been a director at Echo Global Logistics, a leading transportation management provider, since December 2012. Mr. Habiger has been a director of RealD Inc., a global licensor of 3D technologies, since August 2011, he has been a director at Control4 since September 2012 and served as a director of Sonic Solutions from October 2010 until March 2011. Mr. Habiger has been a board member at DTS, Inc., a company that provides high-definition audio solutions and audio enhancement technologies, since March 2014, Immersion Corporation, a haptic technology company, since September 2014, and Enova International, Inc., a provider of online financial services, since October 2014. Mr. Habiger received a B.B.A. in business media from St. Norbert College and an M.B.A. from the University of Chicago. Mr. Habiger brings to our Board extensive experience with the growth and development of technology companies, including service as a CEO at public and private companies.
R. Michael Murray, Jr. has been a director since May 2006. Mr. Murray has, since 1999, been a Director Emeritus of McKinsey & Company, a global management consulting company, a firm he joined in 1967. From 1981 to 1990, he managed the firm's Chicago office, and has also led McKinsey's Strategy Practice and Organization Practice. He served on the firm's Director Committee for ten years and its Shareholder Committee for nine years. Mr. Murray serves on one other for profit company board, Aquilon Energy Services, Inc., the developer of the Energy Settlement Network, and is the Chairman of the board of that company; he also serves on a number of civic and charitable boards of directors and committees thereof, including Aspen Community Foundation and the Aspen Music Festival. Mr. Murray received a B.S. in physics and an M.A. in mathematics from Boston College and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Murray brings to our Board extensive management, leadership and advisory experience gained over an extensive business career.
General Peter Pace (ret.) has been a director since December 2012. From January 2008 to December 2011, General Pace was CEO of Steven Myers and Associates Strategic Advisors, a consulting firm. General Pace retired from active duty on October 1, 2007, after more than 40 years of service in the United States Marine Corps, most recently as the Chairman of the Joint Chiefs of Staff from September 2005 until October 2007 and prior to that as the Vice Chairman of the Joint Chiefs of Staff from October 2001 to August 2005. Earlier in his career, General Pace held numerous leadership positions in the Marine Corps, including Commander, U.S. Marine Corps Forces, Atlantic/Europe/South, and Deputy Commander/Chief of Staff, U.S. Forces Japan, and served in Somalia, Vietnam, Thailand, and Korea. In June 2008, General Pace was awarded the Presidential Medal of Freedom, the United States' highest civilian honor. General Pace has served on the boards of directors of numerous charitable and civic organizations, including the Secretary of Defense's Defense Policy Board and the Marine Corps Law Enforcement Foundation. General Pace also serves on the boards of directors of several private companies. General Pace has served as a director of AAR Corp, a provider of products and services to the aviation and defense markets, since January 2011; Qualys, Inc., a provider of cloud security and compliance solutions, since May 2009; and Pike Electric Corporation, a provider of energy solutions, from February 2010 until its sale in December 2014. General Pace holds a B.S. in engineering from the United States Naval Academy. He holds an M.S.A. from George Washington University, attended the Harvard University Senior Executives in National and International Security program, and graduated from the National War College. General Pace brings to our Board extensive leadership and management skills, as well as broad international service and experience.
David G. Patterson has been a director since August 2010. Since 1989, Mr. Patterson has served as the Chief Executive Officer and Chairman of Northwater Capital Management, Inc., a venture capital company he founded in 1989. Previously, Mr. Patterson served as the President of Security Pacific Futures Inc. and Director of Futures and Options at Burns Fry Limited. Mr. Patterson is a former Governor of The Montreal Exchange and Chairman of the Commodity

Futures Advisory Board of Ontario of the Ontario Securities Commission. Mr. Patterson also serves on the boards of directors of a number of private companies. Mr. Patterson received an Honours B.A. from Trent University, and an M.B.A. from the University of Toronto. Mr. Patterson brings to our Board extensive experience in investments and corporate finance.
Robert P. Wayman has been a director since September 2008. In January 2007, Mr. Wayman retired from his position as Chief Financial Officer of Hewlett-Packard Company, a multinational information technology company, a position he held since 1984, and as HP's Executive Vice President, Finance and Administration, a position he held since 1992. During his 36-year career with HP, Mr. Wayman also served as HP's interim Chief Executive Officer from February 2005 until March 2005, and as a member of HP's board of directors from 1993 to 2002 and from February 2005 until March 2007. Mr. Wayman previously served as a director of Sybase Inc. and CareFusion Corporation. Mr. Wayman received a B.S. in engineering and an M.B.A. from Northwestern University. Mr. Wayman brings to our Board extensive business and executive leadership experience, including as a chief financial officer.
The Board recommends a vote “FOR” the election of Gregory Besio, Matthew Botica and David Patterson as Class II directors.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees
Our Board held eight meetings during fiscal 2014. Each of our directors attended at least 75% of the aggregate number of meetings held by the Board and the committees on which the director served in fiscal 2014.
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our Board, which charters are available on our website at investors.texturacorp.com — “Corporate Governance” — “Board Committees.”
The non-management members of the Board also meet in executive session without management present on a regular basis. Mr. Murray, our lead director, serves as presiding director of these executive sessions.
Audit Committee
Our audit committee is comprised of Mr. Besio, Mr. Chandler, Mr. Habiger and Mr. Wayman, each of whom is a non-management member of our Board. Mr. Habiger is the Chairman of our audit committee and also an audit committee financial expert, as that term is defined under applicable SEC rules. Our audit committee is responsible for, among other things:

•	overseeing matters relating to our financial reporting processes and systems;

•	overseeing the quality and integrity of our financial statements;

•	our compliance with certain regulatory requirements and internal accounting controls;

•	reviewing the performance of our independent registered public accounting firm; and

•	overseeing policies associated with financial risk assessment and risk management.
The audit committee held seven meetings during fiscal 2014. The report of the audit committee is included in this Proxy Statement on page 34.
Compensation Committee
Our compensation committee is comprised of Mr. Besio, Mr. Botica and Mr. Habiger. Mr. Besio is the Chairman of our compensation committee. The compensation committee is responsible for, among other things:

•	determining the various elements of executive compensation; and

•	administering our executive compensation programs, including our 2008 Stock Incentive Plan, 2013 Long Term Incentive Plan and Employee Stock Purchase Plan.

The compensation committee held three meetings during fiscal 2014.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Mr. Botica, General Pace and Mr. Patterson. Mr. Botica is the Chairman of our nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things:

•	considering matters related to corporate governance;

•	developing general criteria regarding the qualifications and selection of board members; and

•	recommending candidates for election to our Board.
The nominating and corporate governance committee held two meetings during fiscal 2014.
Board Role in Risk Oversight
Risk assessment and oversight are integral parts of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. From time to time, senior management reviews these risks with our Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to address such risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight.
Compensation Committee Interlocks and Insider Participation
During the three-month period ended December 31, 2013 and fiscal 2014, our compensation committee was composed solely of independent directors: Mr. Besio, Mr. Botica, Mr. Habiger and, prior to October 2014, Mr. Murray. No member of our compensation committee during the three-month period ended December 31, 2013 or fiscal 2014 was an employee or officer or former employee or officer of Textura. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or its compensation committee during the three-month period ended December 31, 2013 or fiscal 2014.

Board Leadership Structure
Our Board believes that our Chief Executive Officer, Mr. Allin, is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our Board believes that unification of these positions provides for a single vision for our Company and results in an effective and efficient organizational structure.
Mr. Murray serves as our lead director and, in such role, generally coordinates the activities of the independent directors and performs such other duties as our Board may determine, including (among other things):

•	Acting as liaison between the independent directors, on the one hand, and the Chairman and Chief Executive Officer, on the other hand;

•	Reviewing and providing input on meeting agendas for the Board and working with the Chairman and Chief Executive Officer to facilitate timely and appropriate information flow to the Board; and

•	Serving as the contact person for interested parties to communicate directly with the independent directors.
Board Independence
Our common stock is listed on the NYSE. Under NYSE rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under NYSE rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that none of Mr. Besio, Mr. Botica, Mr. Chandler, Mr. Habiger, Mr. Murray, General Pace, Mr. Patterson and Mr. Wayman, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NYSE rules. Our Board also determined that Mr. Besio, Mr. Chandler, Mr. Habiger and Mr. Wayman, who comprise our audit committee, Mr. Besio, Mr. Botica and Mr. Habiger, who comprise our compensation committee, and Mr. Botica, General Pace and Mr. Patterson, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and NYSE rules.

Policy for Director Recommendations
Our nominating and corporate governance committee is responsible for reviewing and making recommendations to our Board regarding nominations of candidates for election as a director of the Company.
A stockholder that wants to recommend a candidate for election to the Board should send the recommendation by letter to Textura Corporation, 1405 Lake Cook Road, Deerfield, IL 60015, Attn: Secretary. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership described below.
The nominating and corporate governance committee will use the following procedures to identify and evaluate any individual recommended for nomination to the Board at such time as the committee determines there is a need to replace a director or to add additional members to the Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the committee will consider the following:

•	The current size and composition of the Board and the needs of the Board and the respective committees of the Board; and

•
Without assigning any particular weighting or priority to any of these factors, such factors as talent and experience, diversity of background, including diversity of gender, race, ethnic or geographic origin and age, and experience in business, government and education and in engineering, construction, computer software, technology and other areas relevant to the Company’s activities are factors in the selection process. As a majority of the Board must consist of individuals who are independent, a nominee’s ability to meet the independence criteria established by the NYSE is also a factor in the nominee selection process.

•	The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on the Board:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;

•	Have a genuine interest in the Company and recognition that as a member of the Board, each director is accountable to all stockholders of the Company, not to any particular interest group;

•	Have a background that demonstrates an understanding of business and financial affairs;

•	Be or have been in a senior position in a complex organization such as a corporation, university, major unit of government or large not-for-profit institution;

•	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders;

•	Have the ability and be willing to spend the time required to function effectively as a director;

•	Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and

•	Have independent opinions and be willing to state them in a constructive manner.

•
If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management.

For stockholders who wish to nominate a candidate for election to the Board (as opposed to only recommending a candidate for consideration by the nominating and corporate governance committee as described above), see the procedures discussed in “Questions and Answers About the Proxy Materials and the Annual Meeting — What is the deadline for stockholder proposals for the 2016 Annual Meeting?”
Policies and Procedures for Communications with Directors
Stockholders and other interested parties wishing to contact one or more of our directors, including the non-management directors as a group, may do so by sending a letter to the director or the lead director, in each case c/o the Secretary at our principal executive offices at 1405 Lake Cook Road, Deerfield, Illinois 60015. Any such correspondence will be forwarded to the appropriate director or directors for review.

Attendance at Annual Meeting of Stockholders
Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage, but do not require, directors to attend. Each of our nine directors attended our annual meeting of stockholders in February 2014.
Code of Business Conduct and Ethics
The Board has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer and other principal executive and senior financial officers. The code of business conduct and ethics is available on our website at investors.texturacorp.com — “Corporate Governance” — “Code of Business Conduct & Ethics.” We will post on our website any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or the NYSE.
Corporate Governance Principles
The Board has adopted Corporate Governance Principles that address the role and composition of, and policies applicable to, the Board. The nominating and corporate governance committee will periodically review the principles and report any recommendations to the Board. The Corporate Governance Principles are available on the Company’s website at investors.texturacorp.com — “Corporate Governance” — “Corporate Governance Principles.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of March 10, 2015, as to shares of our common stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of our common stock, (ii) each named executive officer, (iii) each of our directors and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.
In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding all shares of our common stock subject to options or warrants held by that person or entity that are currently exercisable or exercisable within 60 days of March 10, 2015.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares of Common Stock
Greater Than 5% Stockholders
Northwater Capital Inc. and affiliated funds 181 Bay Street, Suite 4700 Toronto, ON, Canada M5J 2T3 (1)	4,876,008	19.0%
FMR LLC 245 Summer Street Boston, MA 02210 (2)	3,820,241	14.9%
Federated Investors, Inc. 1001 Liberty Avenue Pittsburgh, PA 15222 (3)	3,405,584	13.3%
Whale Rock Capital Management LLC 2 International Place, 24th Floor Boston, MA 02110 (4)	1,324,170	5.2%
Named Executive Officers and Directors
Patrick J. Allin (5)	1,602,018	6.2%
Jillian Sheehan (6)	208,508	*
Franco Turrinelli (7)	196,869	*
Howard Niden (8)	336,479	1.3%
Gregory J. Besio (9)	19,991	*
Matthew J. Botica (10)	85,129	*
Edward K. Chandler (11)	59,990	*
David Habiger (12)	28,737	*
R. Michael Murray, Jr. (13)	394,441	1.5%
General Peter Pace (14)	14,991	*
David G. Patterson (15)	4,890,999	19.1%
Robert P. Wayman (16)	330,570	1.3%
All Directors and Executive Officers as a Group (14 persons) (17)	7,824,282	30.5%

_______________
*    Represents less than 1.0%.

(1)
Based on the information disclosed in a Schedule 13D filed with the SEC on June 17, 2013 by Northwater Capital Inc. and certain related entities reporting shared power to vote or direct the vote over 4,876,008 shares of common stock and shared power to dispose or direct the disposition of 4,876,008 shares of common stock. Includes 147,202 shares of common stock owned by Northwater Capital Inc.; 2,711,413 shares of common stock owned by Northwater Intellectual Property Fund LP 1; 633,146 shares of common stock owned by Northwater Intellectual Property Fund 2; 924,537 shares of common stock owned by Northwater Intellectual Property Fund LP 3A; warrants to purchase 13,018 shares of common stock owned by Northwater Capital Inc.; warrants to purchase 214,721 shares of common stock owned by Northwater Intellectual Property Fund LP 2; and warrants to purchase 231,971 shares of common stock owned by Northwater Intellectual Property Fund LP 3A. Northwater Intellectual Property Fund LP 1, Northwater Intellectual

Property Fund LP 2 and Northwater Intellectual Property Fund LP 3A (the "Northwater Funds") are investment funds managed by Northwater Capital Management Inc., a registered investment advisor and a wholly owned subsidiary of Northwater Capital Inc.

(2)
Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC and certain related entities reporting sole power to dispose or to direct the disposition of 3,820,241 shares of common stock.

(3)
Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 11, 2015 by Federated Investors, Inc. and certain related entities reporting sole power to vote or direct the vote over and sole power to dispose or direct the disposition of 3,405,584 shares of common stock.

(4)
Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 17, 2015 by Whale Rock Capital Management LLC and certain related entities reporting sole power to vote or direct the vote over and sole power to dispose or direct the disposition of 1,324,170 shares of common stock.

(5)
Includes 222,106 shares of common stock owned by Mr. Allin; 193,000 shares of common stock owned by trusts of which Mr. Allin or a member of his family are trustees; 336,814 shares of common stock owned by Windermere LLC, a family limited liability company controlled by Mr. Allin; and options to purchase 850,098 shares of common stock held by Mr. Allin.

(6)	Includes 30,499 shares of common stock and options to purchase 178,009 shares of common stock.

(7)	Includes 20,309 shares of common stock and options to purchase 176,560 shares of common stock.

(8)	Includes 82,341 shares of common stock and options to purchase 254,138 shares of common stock.

(9)	Includes 9,667 shares of common stock and options to purchase 10,324 shares of common stock.

(10)
Includes 4,667 shares of common stock owned by Mr. Botica; options to purchase 10,324 shares of common stock held by Mr. Botica; and 64,694 shares of common stock and warrants to purchase 5,444 shares of common stock owned by the Botica Delta Trust of which Mr. Botica serves as trustee.

(11)
Includes 25,635 shares of common stock owned by Mr. Chandler; options to purchase 10,324 shares of common stock held by Mr. Chandler; 2,955 shares of common stock owned by Mr. Chandler's children; and 21,076 shares of common stock owned by the Edward K. Chandler 1976 Trust of which Mr. Chandler serves as co-trustee.

(12)
Includes 5,613 shares of common stock held by Mr. Habiger, options to purchase 10,324 shares of common stock held by Mr. Habiger and warrants to purchase 12,800 shares of common stock owned by the David C. Habiger Trust of which Mr. Habiger serves as trustee.

(13)
Includes 120,876 shares of common stock, warrants to purchase 13,510 shares of common stock and options to purchase 77,026 shares of common stock owned by Mr. Murray; and 161,809 shares of common stock and warrants to purchase 21,220 shares of common stock owned by family limited partnerships controlled by Mr. Murray.

(14)	Includes 4,667 shares of common stock and 10,324 options to purchase common stock.

(15)
Includes all of the shares of common stock and warrants to purchase shares of common stock owned by Northwater Capital Inc. and the Northwater Funds that are described in Footnote 1. In addition, Mr. Patterson holds 4,667 shares of common stock and 10,324 options to purchase common stock as a nominee of Northwater Capital Management Inc. Mr. Patterson is the president of Northwater Capital Inc. and exercises investment and voting control over all of the shares owned by Northwater Capital Inc. and the Northwater Funds.

(16)
Includes 57,213 shares of common stock and options to purchase 74,360 shares of common stock owned by Mr. Wayman and 151,451 shares of common stock and warrants to purchase 47,546 shares of common stock owned by a trust of which Mr. Wayman is trustee.

(17)	Includes 5,884,879 shares of common stock; warrants to purchase 560,230 shares of common stock; and options to purchase 1,379,173 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board has adopted a written related person policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy requires the review and the approval or ratification by our nominating and corporate governance committee of any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Patricia Allin, the daughter of Patrick Allin, our Chairman and Chief Executive Officer, is our Creative Director/Event Marketing Manager. Ms. Allin earned approximately $138,000 in salary and bonus during fiscal 2014. Such transaction was reviewed and ratified by our nominating and corporate governance committee.

EXECUTIVE OFFICERS
The names of the Company’s executive officers, their ages, their positions with the Company and other biographical information are set forth below.

Name	Age	Position
Patrick J. Allin	63	Chairman, Chief Executive Officer and Director
Jillian Sheehan	37	Executive Vice President and Chief Financial Officer
Michael Antis	36	Executive Vice President, Client Services
David Kelly	46	Executive Vice President, Client Services
Ryan Lawrence	35	Senior Vice President, Chief Legal Officer
Linda DeBruin	57	Executive Vice President, Technology
Patrick J. Allin has been our Chairman and Chief Executive Officer since co-founding our Company in September 2004. Biographical information concerning Mr. Allin is set forth above under "Information Regarding the Nominees and Directors".
Jillian Sheehan has been an Executive Vice President and our Chief Financial Officer since March 2011. Ms. Sheehan served as our Senior Vice President-Finance from March 2009 until March 2011 and as our Finance Manager from February 2006 until March 2009. Prior to joining Textura, Ms. Sheehan held accounting positions at Arthur Andersen LLP and Pasquesi Sheppard LLC. Ms. Sheehan holds a B.S. in accounting from Marquette University and an M.B.A. from DePaul University.
Michael Antis has been an Executive Vice President of Client Services since April 2012. From March 2008 to April 2012, Mr. Antis served as our Vice President, Operations-U.S. West. Mr. Antis also held numerous other client service roles since joining Textura in July 2005. Prior to joining Textura, Mr. Antis was a Manager for Paragon Consulting Group, Inc. and Braun Consulting, Inc. Mr. Antis holds a B.S. in business process management and marketing from Indiana University and an M.B.A from the Kellogg School of Management at Northwestern University.
David Kelly has been an Executive Vice President of Client Services since April 2012. From March 2008 to April 2012, Mr. Kelly served as our Vice President, Operations-U.S. Southwest and began his career with the Company in March 2005, as the manager of our first two clients. Prior to joining Textura, Mr. Kelly was a Senior Manager at Paragon Consulting Group, Inc. Mr. Kelly holds a B.S. in accounting from Eastern Illinois University.
Ryan Lawrence has been our Senior Vice President, Chief Legal Officer since February 2013. Prior to joining Textura, Mr. Lawrence served as the Assistant General Counsel of Oil-Dri Corporation of America from April 2012 to February 2013. From September 2006 to April 2012, Mr. Lawrence was an Associate in the Corporate and Securities Group at Mayer Brown LLP, an international law firm. Mr. Lawrence holds a B.S. in organizational business administration from the University of Illinois and a J.D. from The John Marshall Law School.
Linda DeBruin has been our Executive Vice President of Technology since October 2014. Prior to assuming this role, from April 2014 to October 2014, Ms. DeBruin served as our Chief Intellectual Property Officer. Prior to joining Textura, from May 1989 to January 2014, Ms. DeBruin was an attorney in the intellectual property department of Kirkland & Ellis LLP, an international law firm. Prior to joining Kirkland, Ms. DeBruin worked as an engineer and computer scientist at AT&T's Bell Laboratories, first as a computer scientist and engineer and subsequently as a manager of a team of engineers. Ms. DeBruin holds a B.S. and a M.S. in Computer Science from the University of Wisconsin - Milwaukee and a J.D. from Loyola University School of Law.

EXECUTIVE COMPENSATION
As an "emerging growth company," we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies" as such term is defined in the rules promulgated under the Securities Act. The rules require compensation disclosure for our principal executive officer, the two most highly compensated executive officers other than our principal executive officer and a former executive officer for whom disclosure would have been provided but for the fact that such individual was not serving as one of our executive officers as of December 31, 2014. Throughout this Proxy Statement, these four officers are referred to as our named executive officers.

On May 1, 2014, our Board approved a change in fiscal year end from September 30 to December 31, effective for the year ended December 31, 2014. The decision to change the fiscal year end to coincide with the calendar year end is intended to improve comparability with industry peers and better align our reporting and planning cycle with the construction industry. In June 2013, our Board approved equity grants to certain of our executive officers (including the named executive officers) as compensation for the fiscal year ended September 30, 2012. In November 2013, our Board approved equity grants to certain of our executive officers (including the named executive officers) as compensation for the fiscal year ended September 30, 2013. In October 2014, our Board approved equity grants to certain of our executive officers (including the named executive officers other than Mr. Niden) as compensation for the twelve months ended September 30, 2014.

Cash bonuses for our executive officers are awarded based on revenue performance targets which correspond to a percentage of predetermined target bonus amounts for each executive officer. For the twelve months ended September 30, 2014, our formal compensation review process took place in the fourth quarter of fiscal 2014 after the results of such period were known. For the three months ended December 31, 2014, our formal compensation review process took place in the first quarter of fiscal 2015 after the results for such period were known. Our compensation committee evaluated the performance of our Chief Executive Officer and made recommendations with regard to his compensation to our Board for approval. Our Chief Executive Officer reviewed the performance of our executive officers, including the named executive officers (other than himself), with our compensation committee and made recommendations to our compensation committee with regard to each executive officer’s compensation (other than himself). Our compensation committee considered such recommendations and then made its own recommendations with regard to each executive officer’s compensation (other than the Chief Executive Officer) to our Board for approval.

For fiscal 2014, our compensation committee retained Meridian Compensation Partners, LLC (“Meridian”) to assist it in assessing the competitiveness of our executive compensation programs. For fiscal 2014, Meridian was engaged to:

•	Provide data for the establishment of a peer group of companies as a reference source for assessing competitive compensation practices;

•	Review and assess our current director, chief executive officer and other executive officer compensation practices and equity profile relative to market practices; and

•	Review and assess our current compensation programs relative to market to determine any changes that may need to be implemented in order to remain competitive with our peer group.

Meridian does not provide any other services to us. Our compensation committee evaluated the independence of Meridian and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the committee.

Fiscal 2014 Summary Compensation Table
The following table presents information concerning the total compensation of our named executive officers for services rendered to us in all capacities during the fiscal year ended September 30, 2013, the three months ended December 31, 2013 ("2013T") and the fiscal year ended December 31, 2014:
Summary Compensation Table

Name and Principal Position	Period	Salary	Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Patrick J. Allin	2014	$535,000	$509,588	$—	$2,177,531	27,970	$3,250,089
Chairman & Chief Executive Officer	2013T	133,750	133,750	—	2,069,077	6,096	2,342,673
	2013	455,000	853,125	—	2,637,204	17,796	3,963,125

Jillian Sheehan	2014	325,000	173,355	744,102	—	20,284	1,262,741
Executive Vice President and Chief Financial Officer	2013T	81,250	45,500	—	707,015	5,087	838,852
	2013	280,000	419,000	151,875	440,158	12,140	1,303,173

Franco Turrinelli (4)	2014	300,000	160,020	534,233	—	10,509	1,004,762
Executive Vice President of Corporate Development	2013T	75,000	42,000	—	507,602	5,393	629,995
	2013	270,000	365,000	113,745	329,661	13,185	1,091,591
Howard Niden	2014	242,462	75,000	—	239,992	556,185	1,113,639
Former Executive Vice President & Chief Solutions Architect	2013T	80,000	25,000	—	224,649	2,613	332,262
	2013	320,000	200,000	—	549,436	10,414	1,079,850

(1)
During fiscal 2014, we awarded restricted stock units to Ms. Sheehan and Mr. Turrinelli in the amount of 31,357 and 22,513 units, respectively. During fiscal 2013, we awarded restricted stock units to Ms. Sheehan and Mr. Turrinelli in the amount of 10,125 and 7,583 units, respectively. The amounts reported in the stock awards column represent the grant date fair value of the restricted stock units granted to the named executive officers, as computed in accordance with ASC 718 without regard to estimated forfeitures.  The grant date fair value of the restricted stock units is based on the closing price of our common stock on the grant date.

(2)
During fiscal 2014, we awarded options to Mr. Allin and Mr. Niden to purchase 238,898 and 20,741 shares of our common stock, respectively. During the three months ended December 31, 2013, we awarded options to Mr. Allin, Ms. Sheehan, Mr. Turrinelli and Mr. Niden to purchase 138,154, 47,208, 33,893 and 15,000 shares of our common stock, respectively. During fiscal 2013, we awarded options to Mr. Allin, Ms. Sheehan, Mr. Turrinelli and Mr. Niden to purchase 389,148, 65,380, 48,967 and 81,612 shares of our common stock, respectively. The disclosed amounts represent the grant date fair value of options granted during fiscal 2014, the three months ended December 31, 2013 and fiscal 2013. The assumptions used in determining the grant date fair value of options are described in Note 14 of our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. Changes to the assumptions used in determining the grant date fair value of options resulted in changes to the fair value of options granted in fiscal 2013 from the amounts previously reported in our Proxy Statement for fiscal 2013. For additional information related to the fiscal 2014 stock option grant to Mr. Niden see "Employment Agreements with Executive Officers—Howard Niden" below.

(3)	Amounts shown in the All Other Compensation column for fiscal 2014 and the three months ended December 31, 2013 (2013T) are comprised of the following:

Name and Principal Position	Reporting Period	401(k) Contribu-tions(a)	Life Insurance Premiums	Financial Planning Services	Other	Total
Patrick J. Allin	2014	7,800	2,970	13,500	3,700(b)	27,970
Chairman & Chief Executive Officer	2013T	1,913	743	3,440	—	6,096

Jillian Sheehan	2014	7,800	1,484	11,000	—	20,284
Executive Vice President and Chief Financial Officer	2013T	1,913	371	2,803	—	5,087

Franco Turrinelli	2014	7,800	2,709	—	—	10,509
Executive Vice President of Corporate Development	2013T	1,913	677	2,803	—	5,393

Howard Niden	2014	—	2,801	—	553,384(c)	556,185
Former Executive Vice President & Chief Solutions Architect	2013T	1,913	700	—	—	2,613

(a)	401(k) matching contributions for the three months ended December 31, 2013 were calculated based on the pro rata amount of total matching contributions for the 2013 calendar year.
(b)	Represents the cost of membership to a private club for Mr. Allin.
(c)
Comprised of payments to Mr. Niden for accrued and unused vacation days and severance payments of $9,384 and $544,000, respectively, in connection with his retirement. For additional information related to severance payments made to Mr. Niden in fiscal 2014 see "Employment Agreements with Executive Officers—Howard Niden" below.

(4)
In the first quarter of 2015, Mr. Turrinelli informed the Company that he will resign as an officer and employee of the Company to pursue personal interests.  In connection with such resignation, the effective date of which will be not later than June 1, 2015, Mr. Turrinelli also ceased being an executive officer of the Company in the first quarter of 2015. Mr. Turrinelli will continue to work with the Company through his termination date to assist with the transition.

The restricted stock units granted in fiscal 2013, the three months ended December 31, 2013 and fiscal 2014 vest ratably, in annual installments over three years, beginning on the first anniversary of the grant date. The stock options granted in fiscal 2013, the three months ended December 31, 2013 and fiscal 2014 vest ratably, in quarterly installments of 1/12 of the total beginning on the date that is three months from the grant date and in equal installments every three months thereafter, other than (i) options granted to Mr. Allin on June 7, 2013 to purchase 389,148 shares of our common stock of which 50% of 127,989 of such options will vest on June 7, 2015 and June 7, 2016, and the remaining 261,159 options vest ratably, in quarterly installments of 1/12 of the total beginning on September 7, 2013 and (ii) options granted to Mr. Niden on October 1, 2014 as compensation for certain consulting and transition services provided to us as more fully described under "Employment Agreements with Executive Officers—Howard Niden". The executive must be employed on the applicable vesting date in order for the restricted stock units and stock options to vest. Both unvested and vested restricted stock units and stock options are forfeited immediately upon the executive's termination of employment for cause. The unexercised stock options expire on the 10th anniversary of the grant date, unless they expire prior thereto pursuant to the terms of the grant. Notwithstanding the foregoing, pursuant to Mr. Niden's employment agreement and severance arrangements, the vesting schedules of all unvested options to purchase our common stock held by Mr. Niden at the time of his retirement were accelerated and will expire on October 1, 2015. In addition, the stock options granted to Mr. Niden on October 1, 2014 as compensation for certain consulting and transition services will expire at the earlier of (i) five years after the termination of such consulting arrangement and (ii) ten years from the grant date. For additional information related to the severance arrangements with Mr. Niden see "Employment Agreements with Executive Officers—Howard Niden" below.

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table presents information concerning all outstanding equity awards held by each of our named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable (#)	Number of Securities Underlying Unexercised Options (#)- Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Patrick J. Allin	277,830	—	$16.26	5/2/2018
	76,668	—	$16.26	8/8/2018
	58,706	—	$16.26	10/29/2019
	12,916	—	$10.025	9/10/2020
	65,204	—	$10.025	6/2/2021
	95,962	8,724 (1)	$13.025	1/18/2022
	130,579	130,580 (2)	$15.00	6/7/2023
	—	127,989 (3)	$15.00	6/7/2023
	46,051	92,103 (4)	$33.23	11/19/2023
	—	238,898 (5)	$23.73	10/23/2024
Jillian Sheehan	24,000	—	$16.26	5/21/2019	38,107 (6)	$1,084,906 (7)
	8,800	—	$10.025	9/10/2020
	30,000	—	$10.025	12/7/2020
	51,250	4,660 (1)	$13.025	1/18/2022
	32,689	32,691 (2)	$15.00	6/7/2023
	15,735	31,473 (4)	$33.23	11/19/2023
Franco Turrinelli	70,000	—	$16.26	1/1/2020	27,568 (8)	784,861 (7)
	22,000	—	$10.025	9/10/2020
	38,384	3,490 (1)	$13.025	1/18/2022
	24,483	24,484 (2)	$15.00	6/7/2023
	11,297	22,596 (4)	$33.23	11/19/2023
Howard Niden (9)	80,000	—	$10.025	10/1/2015
	65,425	—	$13.025	10/1/2015
	81,612	—	$15.00	10/1/2015
	15,000	—	$33.23	10/1/2015
	3,455	17,286 (10)	$26.54	(11)

(1)	The stock options became fully vested on January 18, 2015.
(2)
The options vest ratably, in quarterly installments of 1/12 of the total beginning on September 7, 2013 and in equal installments every three months thereafter. The remaining vesting dates are as follows: June 7, 2015, September 7, 2015, December 7, 2015, March 7, 2016 and June 7, 2016.

(3)	63,994 options will vest on June 7, 2015 and the remaining 63,995 options will vest on June 7, 2016.
(4)
The stock options vest ratably, in quarterly installments of 1/12 of the total beginning on February 19, 2014 and in equal installments every three months thereafter. The remaining vesting dates are as follows: May 19, 2015, August 19, 2015, November 19, 2015, February 19, 2016, May 19, 2016, August 19, 2016 and November 19, 2016.

(5)
The stock options vest ratably, in quarterly installments of 1/12 of the total beginning on January 23, 2015 and in equal installments every three months thereafter. The remaining vesting dates are as follows: April 23, 2015, July 23, 2015, October 23, 2015, January 23, 2016, April 23, 2016, July 23, 2016, October 23, 2016, January 23, 2017, April 23, 2017, July 23, 2017 and October 23, 2017.

(6)
Restricted stock units granted to Ms. Sheehan vest as follows: 31,357 restricted stock units vest in three installments on October 23, 2015, October 23, 2016 and October 23, 2017; and 6,750 restricted stock units vest in two installments on June 7, 2015 and June 7, 2016.

(7)
The market value of unvested restricted stock units is calculated by multiplying the number of unvested units held by the applicable named executive officer by the closing price of our common stock on December 31, 2014, which was $28.47.

(8)
Restricted stock units granted to Mr. Turrinelli vest as follows: 22,513 restricted stock units vest in three installments on October 23, 2015, October 23, 2016 and October 23, 2017; and 5,055 restricted stock units vest in two installments on June 7, 2015 and June 7, 2016.

(9)
Mr. Niden retired as our Executive Vice President and Chief Solutions Architect effective October 2, 2014. Pursuant to his separation agreement, the unvested stock options held by Mr. Niden vested immediately upon his retirement and any vested stock options that have not been exercised prior to October 1, 2015 will be forfeited. For additional information related to Mr. Niden's separation agreement see "Employment Agreements with Executive Officers—Howard Niden."

(10)
In connection with his separation agreement, Mr. Niden agreed to provide certain consulting and transition services to us for a period of twelve months. The stock options were granted as compensation for such consulting services. The stock options vest ratably, in monthly installments of 1/12 of the total beginning November 1, 2014 and in equal installments every month thereafter. The remaining vesting dates are as follows: May 1, 2015, June 1, 2015, July 1, 2015, August 1, 2015, September 1, 2015 and October 1, 2015. For additional information related to Mr. Niden's consulting arrangement see "Employment Agreements with Executive Officers—Howard Niden."

(11)
Pursuant to Mr. Niden's separation agreement, the stock options expire at the earlier of (i) five years after the termination of the consulting arrangement described above and (ii) ten years from the grant date. For additional information related to Mr. Niden's consulting arrangement see "Employment Agreements with Executive Officers—Howard Niden."

Defined Contribution Plan
We maintain a tax-qualified defined contribution plan that covers all eligible employees who are over age 21. The plan permits employees to make pre-tax contributions and provides for discretionary employer matching contributions and profit sharing contributions. Employer contributions vest over five years.

Employment Agreements with Executive Officers
Patrick J. Allin. We entered into an employment agreement (the "Allin Employment Agreement") with Patrick J. Allin, our Chief Executive Officer, on March 28, 2013.
The Allin Employment Agreement continues until September 30, 2016, and is automatically extended for two-year periods commencing October 1, 2016, unless we or Mr. Allin deliver a notice of non-continuation before March 31, 2016 or any subsequent March 31 prior to the expiration of the applicable two-year period.
The Allin Employment Agreement specified an initial annual base salary of $455,000. The base salary will be reviewed annually by our Board or compensation committee to determine whether to adjust Mr. Allin's base salary; provided that the annual base salary cannot be reduced without Mr. Allin's consent. Our Board and compensation committee increased Mr. Allin's annual base salary to $535,000 for fiscal 2014 and fiscal 2015.
The Allin Employment Agreement specifies that Mr. Allin is eligible to participate in any performance bonus plans, long term incentive plans and equity-based compensation plans established by our Company for its officers. The Allin Employment Agreement further specifies that Mr. Allin is eligible for a target bonus contingent upon achievement of performance goals set by our Company, as determined by our Board or a relevant committee of the board. The Allin Employment Agreement provides that Mr. Allin's target bonus for each fiscal year during the term of the agreement will not be less than 125% of his base salary; provided that the actual amount of such bonus may range from 0% to 187.5% of his base salary depending on the level of achievement of the performance goals set by our Company. For fiscal 2015, our Board and compensation committee approved an increase of Mr. Allin's bonus range to 0% to 216% of his target bonus depending on the level of achievement of the performance goals set by our Company.
Under the Allin Employment Agreement, Mr. Allin is eligible to participate in all employee benefits plans and other benefits programs made available to similarly situated executive employees.
As part of the Allin Employment Agreement, Mr. Allin is entitled to payments upon termination of his employment for death or disability, termination by us without cause or termination by him for good reason. If Mr. Allin's employment is terminated due to his death or disability, he, or his estate, as applicable, will receive a lump sum payment equal to the higher of his actual bonus paid for the immediately preceding year or the target bonus for the year of termination. If we terminate Mr. Allin's employment other than for cause, or he terminates for good reason, he will receive (a) salary continuation for 24 months, (b) a bonus payment for the year of his termination equal to the greater of the target bonus for the year of termination or the average bonus received by Mr. Allin for the last three completed fiscal years prior to the year of termination, (c) 24 months of medical, dental and vision coverage at the same cost to Mr. Allin as in effect on the day of his termination, (d) immediate vesting of any outstanding equity and equity-based awards (other than awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) and an extended period to exercise options and (e) outplacement services with a value not to exceed $25,000. If we do not renew Mr. Allin's employment agreement and terminate his employment without cause in connection with such non-renewal, he will receive the same benefits as described in the previous sentence except that the salary continuation and the medical, dental and vision coverage will only be provided for 12 months rather than 24 months. Finally, if we terminate Mr. Allin's employment other than for cause (including following a non-renewal of his employment agreement), or he terminates for good reason, in each case during the 24 month period following a change in control of the company, he will receive (a) salary continuation for 24 months, (b) a bonus payment for the year of his termination equal to two times the greater of (i) the target bonus for the year of termination or the year in which the change in control event occurred or (ii) the average bonus received by Mr. Allin for the last three completed fiscal years prior to the year of termination, (c) 24 months of medical, dental and vision coverage at the same cost to Mr. Allin as in effect on the day of his termination, (d) immediate vesting of any outstanding equity and equity-based awards (other than awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code) and an extended period to exercise options and (e) outplacement services with a value not to exceed $25,000. Severance benefits are generally conditioned on Mr. Allin's execution and delivery of a release of claims.
"Good reason" is generally defined as a material diminution in base compensation, authority, duties or responsibilities as CEO, or the budget over which he retains authority, a change in the location at which Mr. Allin must work for our Company to a location outside of the Chicago metropolitan area or a material breach by us of the Allin Employment Agreement. A termination is only treated as a termination for good reason if Mr. Allin provides notice to our Company within 90 days of the initial existence of a condition constituting good reason, we fail to cure such condition within 30 days following such notice and Mr. Allin terminates his employment within six months of the initial existence of such condition. "Cause" is generally defined as willful and continued failure to satisfactorily perform his duties after a written demand from us, willful misconduct or dishonesty, which injures our Company, engaging in egregious misconduct involving serious moral turpitude, his refusal or failure to substantially comply with our rules, policies or code of business conduct, commission of an act that could result in his disqualification from being employed by our Company, failure to cooperate in any internal investigation or external proceeding, or conviction or plea of no contest to a felony or other crime involving moral turpitude.
The Allin Employment Agreement requires Mr. Allin to reimburse us for certain compensation received by Mr. Allin and for certain profits realized by Mr. Allin from the sale of our stock in the event that we are required to prepare an accounting restatement which is due to material noncompliance with any financial reporting requirement under federal securities laws and which is a result of misconduct. The reimbursement obligation includes reimbursing us for (a) any bonuses, incentive-based compensation or equity-based compensation received from us during the 12 month period following the filing or public issuance of the document embodying such financial reporting requirement and (b) any profits realized by Mr. Allin from the sale of our stock during such 12 month period. Additionally, Mr. Allin agrees that any payments made to him in connection with his employment shall be subject to any compensation recovery policy adopted by us to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act or to comport with good corporate governance practices, as such policy may be amended from time to time.
The Allin Employment Agreement, among other things, also includes confidentiality provisions of an unlimited duration and non-competition, non-solicitation and non-disparagement restrictive covenants that extend for a period of two years following termination of Mr. Allin's employment. Finally, the Allin Employment Agreement provides Mr. Allin with the right to receive a tax gross-up payment in the event that any payments due to Mr. Allin pursuant to the Allin Employment Agreement or any other agreement between us and Mr. Allin are subject to the excise tax imposed pursuant to Sections 280G and 4999 of the Code by reason of being contingent on a change in control. The tax gross-up payment will be sufficient to cover the cost of such excise tax payment and any resulting taxes imposed on such payment.
Other Executive Officers. We entered into an employment agreement (the "Form Agreement") with Jillian Sheehan, our Executive Vice President and Chief Financial Officer, Franco Turrinelli, our Executive Vice President of Corporate Development, Howard Niden, our former Executive Vice President and Chief Solutions Architect and certain other executive officers of our Company in April 2013. Pursuant to the terms of the applicable agreement, the initial annual base salary for Ms. Sheehan, Mr. Turrinelli and Mr. Niden was $280,000, $270,000 and $320,000, respectively, in each case with an annual review by our Board or compensation committee, to determine whether to adjust such base salary; provided that the base salary amount cannot be reduced without the executive's consent. Our Board and compensation committee increased the annual base salary for Ms. Sheehan and Mr. Turrinelli to $325,000 and $300,000, respectively, for fiscal 2014, and to $360,000 and $335,000, respectively, for fiscal 2015.
Except for title and the amount of base salary specified above, the terms of the Form Agreement are generally the same for each executive as described below. The Form Agreement continues until the termination of employment of the executive pursuant to the terms of the agreement.
The Form Agreement specifies that the executive is eligible to participate in any performance bonus plans, long-term incentive plans and equity-based compensation plans established by our Company for its officers. The Form Agreement further specifies that the executive is eligible for a target bonus contingent upon achievement of performance goals set by our Company, as determined by our Board or a relevant committee of the Board. The Form

Agreement provides that the target bonus for each fiscal year during the term of the employment agreement will not be less than 70% of the executive's base salary; provided that the actual amount of such bonus may range from 0% to 105% of base salary depending on the level of achievement of the performance goals set by our Company. For fiscal 2015, our Board and compensation committee approved an increase of the executive's bonus range to 0% to 216% of the executive's target bonus depending on the level of achievement of the performance goals set by our Company.
Under the Form Agreement, the executive is eligible to participate in all employee benefits plans and other benefits programs made available to similarly situated executive employees.
As part of the Form Agreement, the executive is entitled to payments upon termination of employment for death or disability, termination by us without cause or termination by the executive for good reason. If the executive's employment is terminated due to his or her death or disability, the executive, or his or her estate as applicable, will receive a lump sum payment equal to the higher of the actual bonus paid for the immediately preceding year or the target bonus for the year of termination. If we terminate the executive's employment other than for cause, or he or she terminates for good reason, the executive will receive (a) salary continuation for 12 months (18 months if the executive has been employed by the company for at least 5 years as of the date of termination), (b) a bonus payment for the year of termination equal to the greater of the target bonus for the year of termination or the average bonus received by the executive for the last three completed fiscal years prior to the year of termination, (c) 12 months (18 months if the executive has been employed by the company for at least 5 years as of the date of termination) of medical, dental and vision coverage at the same cost to the executive as in effect on the day of his or her termination, (d) immediate vesting of any outstanding equity and equity-based awards (other than awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code) and an extended period to exercise options and (e) outplacement services with a value not to exceed $25,000. Finally, if we terminate the executive's employment other than for cause, or he or she terminates for good reason, in each case during the 24 month period following a change in control of the company, the executive will receive (a) salary continuation for 24 months, (b) a bonus payment for the year of termination equal to two times the greater of the target bonus for the year of termination or the average bonus received for the last three completed fiscal years prior to the year of termination, (c) 24 months of medical, dental and vision coverage at the same cost to the executive as in effect on the day of his or her termination, (d) vesting of any outstanding equity and equity-based awards (other than awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code) and an extended period to exercise options and (e) outplacement services with a value not to exceed $25,000. Severance benefits are generally conditioned on the executive's execution and delivery of a release of claims.
"Good reason" is generally defined as a material diminution in base compensation, authority, duties or responsibilities, a change in the location at which the executive must work for our Company to a location outside of the Chicago metropolitan area or a material breach by us of the Form Agreement.
A termination is only treated as a termination for good reason if the executive provides notice to our Company within 90 days of the initial existence of a condition constituting good reason, we fail to cure such condition within 30 days following such notice and the executive terminates his or her employment within six months of the initial existence of such condition. "Cause" is generally defined as willful and continued failure to satisfactorily perform the executive's duties after a written demand from us, willful misconduct or dishonesty, which injures our Company, engaging in egregious misconduct involving serious moral turpitude, the executive's refusal or failure to substantially comply with our rules, policies or code of business conduct, commission of an act that could result in his or her disqualification from being employed by our Company, failure to cooperate in any internal investigation or external proceeding, or conviction or plea of no contest to a felony or other crime involving moral turpitude.
The Form Agreement requires the executive to reimburse us for certain compensation received by the executive and for certain profits realized by the executive from the sale of our stock in the event that we are required to prepare an accounting restatement which is due to material noncompliance with any financial reporting requirement under federal securities laws and which is a result of misconduct. The reimbursement obligation includes reimbursing us for (a) any bonuses, incentive-based compensation or equity-based compensation received from us during the 12 month period following the filing or public issuance of the document embodying such financial reporting requirement and (b) any profits realized by the executive from the sale of our stock during such 12 month period. Additionally, the executive agrees that any payments made to him or her in connection with his or her employment shall be subject to any compensation recovery policy adopted by us to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act or to comport with good corporate governance practices, as such policy may be amended from time to time.
The Form Agreement, among other things, also includes confidentiality provisions of an unlimited duration and non-competition, non-solicitation and non-disparagement restrictive covenants that extend for a period of one year following termination of the executive's employment. Finally, the Form Agreement provides us with the right to reduce any payments to the executive in the event that any payments that would otherwise be made pursuant to the Form Agreement or any other agreement between us and the executive would be subject to the excise tax imposed pursuant to Sections 280G and 4999 of the Code by reason of being contingent on a change in control. We will only have the right to reduce such payments if, as a result of such reduction, the executive would receive a net after-tax payment amount that is greater than the amount the executive would receive if no reductions were made and the executive had to pay such excise tax.
Howard Niden. Effective October 2, 2014, we entered into a Separation Agreement and General Release (the "Separation Agreement") with Mr. Niden, which specifies the financial terms of his separation from us and releases us from any liability in connection with his service or separation. Pursuant to the Separation Agreement and in accordance with Mr. Niden's Form Agreement, we made a payout for accrued and unused vacation days equal to $9,384 and a lump sum payment of $75,000 as payment for Mr. Niden's annual incentive plan bonus for fiscal 2014 and will make on October 1, 2015 a one-time lump sum payment of $224,000. In addition, in accordance with Mr. Niden's Form Agreement, Mr. Niden will receive payments equivalent to his then current base salary ($320,000) for a period of twelve months following his departure date, payable in accordance with our payroll practices for officers. In accordance with Mr. Niden's Form Agreement, the Separation Agreement also provided for the immediate vesting of all outstanding unvested stock options as of the departure date. The Separation Agreement also provided for an expiration date of October 1, 2015 for all of Mr. Niden's outstanding stock options (other than the stock options described in the paragraph below). In accordance with Mr. Niden's Form Agreement, the Separation Agreement also provided for continued health insurance coverage for up to twelve months following his departure date.
In addition, pursuant to the Separation Agreement, Mr. Niden agreed to provide reasonable consulting and transition services to us for a period of twelve months following his departure date. As compensation for such services, we granted Mr. Niden a number of stock options having a Black-Scholes value of $240,000, determined as of October 1, 2014, with each option having an option exercise price equal to the Company's closing stock price on October 1, 2014, and which began to vest ratably, in monthly installments of 1/12 of the total beginning on November 1, 2014. If the consulting arrangement ends prior to the date that is twelve months after Mr. Niden's departure date, any unvested stock options will be forfeited. The vested stock options may be exercised by Mr. Niden any time prior to the earlier (i) five years after termination of the consulting arrangement and (ii) ten years from the grant date.
Acceleration of Equity Awards Upon A Change of Control
2008 Stock Incentive Plan
No further awards may be made under our 2008 Stock Incentive Plan. No restricted stock units remain outstanding under the 2008 Stock Incentive Plan and all stock options granted under the 2008 Stock Incentive Plan to named executive officers are fully vested.
Upon 30 days advance written notice by us to the participant of our intent to consummate a change in control, we shall have the right, exercisable in our sole discretion, to require that the participant exercise his or her right to purchase all the shares that the participant has a vested right to purchase under an existing stock option within the 10-day period following the expiration of the advance notice period. If the participant fails to exercise such right as to all the shares that the participant has a vested right to purchase within such 10-day period, then to the extent not so exercised, all remaining purchase rights under the outstanding stock options (regardless of their vested status) shall be immediately forfeited.
No acceleration of vesting will occur upon a change in control unless the committee provides otherwise in the specified award or otherwise consents in writing. In the event we merge with or into another corporation, or we experience a change in control, unless the award agreement provides otherwise, each outstanding award may be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation.
The committee may, without obtaining participant consent, require that each option that is outstanding on the date of a change in control be terminated as of the date of the change in control in exchange for a cash payment to the participant equal to the product of (a) the number of shares that the participant has a vested and, if approved by the committee, the unvested right to purchase under the award as of the date of the change in control and (b) the excess (if any) of the price paid for a share of common stock in the change in control transaction (as determined by the committee) over the purchase price per share under such stock option. Each stock option that is outstanding and unexercised immediately prior to the change in control, whether vested or unvested, that has an exercise price greater than or equal to the price paid for a share of common stock in the change in control (as determined by the committee), may be cancelled at such time, without obtaining participant consent, by the committee.
For purposes of the 2008 Stock Incentive Plan, "change in control" means the occurrence of the following events, subject to certain exceptions: (a) any person (other than us, a trustee or other fiduciary holding securities under an employee benefit plan of our Company or an underwriter) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing more than 70% of the total voting power of our Company; (b) the consummation of a merger or consolidation of our Company with or into any other corporation or any other corporate reorganization if more than 70% of the combined voting power of our voting securities or such surviving entity (or any parent thereof) outstanding immediately after such merger, consolidation or reorganization is owned by persons who were not stockholders of our Company immediately prior to such merger, consolidation or reorganization; (c) the complete liquidation or dissolution of our Company; or (d) the sale or disposition of all or substantially all of our assets.
2013 Long Term Incentive Plan
Our 2013 Long-Term Incentive Plan provides that the effect of a change in control on outstanding awards under is to be specified at the time of grant or otherwise in accordance with the terms of the 2013 Long-Term Incentive Plan. The awards made under the 2013 Long-Term Incentive Plan since our initial public offering do not contain special provisions that apply in the event of a change in control.
In the event of a merger or other corporate transaction affecting us or our common stock, the compensation committee may, without participant consent, take certain actions with respect to outstanding awards, including cancelling the award in return for a cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of a stock option or stock appreciation right, the amount of such payment may be the excess of value of the shares of common stock subject to the award at the time of the transaction over the exercise price.
For purposes of the 2013 Long-Term Incentive Plan, a “change in control” means a change in control event within the meaning of Code Section 409A and applicable guidance issued thereunder. Generally, a change in control event within the meaning of Section 409A means (a) an acquisition by a person or group of ownership of our common stock that, together with stock already owned by such person or group, constitutes more than 50 percent of the total fair market value or voting power of our common stock, (b) an acquisition by a person or group of ownership of our common stock possessing 30 percent or more of the total voting power of our common stock (taking into account any acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or group), (c) the replacement of a majority of our Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board before the date of the appointment or election, or (d) an acquisition by a person or group of our assets that have a total gross fair market value (determined without regard to any liabilities associated with the assets) equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before such acquisition (taking into account any acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or group).

COMPENSATION OF DIRECTORS
The following table provides information concerning the compensation earned by or paid in cash to our non-management directors for fiscal 2014. Our Chief Executive Officer did not receive additional compensation for his service as a director and, consequently, is not included in the table. The compensation received by our Chief Executive Officer as an employee is presented in the “Fiscal 2014 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Gregory J. Besio	41,250	70,000	70,000	181,250
Matthew J. Botica	52,500	70,000	70,000	192,500
Edward K. Chandler	37,500	70,000	70,000	177,500
David Habiger	36,406	70,000	70,000	176,406
R. Michael Murray, Jr.	78,125	70,000	70,000	218,125
General Peter Pace	32,500	70,000	70,000	172,500
David G. Patterson	32,500	70,000	70,000	172,500
Robert P. Wayman	60,000	70,000	70,000	200,000

(1)
On June 7, 2014, each non-management director was awarded 3,525 restricted stock units that will vest in full on June 7, 2015. The amounts reported in the stock awards column represent the grant date fair value of the restricted stock units granted to the directors, as computed in accordance with ASC 718 without regard to estimated forfeitures.  The grant date fair value of the restricted stock units is based on the closing price of our common stock on the grant date. As of December 31, 2014, each non-management director owned 3,525 restricted stock units.

(2)
On June 7, 2014, each non-management director was awarded 8,976 stock options with an exercise price of $19.86 that will vest in full on June 7, 2015. The amounts reported in the option awards column represent the grant date fair value of options. The assumptions used in determining the grant date fair value of options are described in Note 14 of our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, the following non-management directors owned stock options in the amounts indicated after their names: Mr. Besio (19,300), Mr. Botica (19,300), Mr. Chandler (19,300), Mr. Habiger (19,300), Mr. Murray (86,002), General Pace (19,300), Mr. Patterson (19,300), and Mr. Wayman (83,336).

In May 2014, our Board adopted the following director compensation plan for our non-employee directors. Each non-employee director receives an annual cash retainer of $30,000. The lead director receives an additional annual fee of $20,000. The chairman of the audit, executive, compensation and nominating and corporate governance committees receives an additional annual fee of $20,000, $20,000, $10,000 and $7,500, respectively. The other members of those committees receive an additional annual fee of $7,500, $10,000, $5,000 and $2,500, respectively. In addition, each non-employee director receives an annual grant of RSUs with a grant date fair value of $70,000 and an annual grant of stock options with a grant date fair value of $70,000. The equity awards vest one year from their effective grant dates and expire on the tenth anniversary of their grant dates.

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of December 31, 2014 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	3,689,100	$18.14 (2)	4,714,075(3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,689,100	$18.14	4,714,075

(1)	Consists of the 2008 Stock Incentive Plan, the 2013 Long Term Incentive Plan and the Employee Stock Purchase Plan (the "ESPP"). No further awards may be made under our 2008 Stock Incentive Plan.
(2)	Weighted average exercise price of outstanding options; excludes restricted stock units.
(3)
The total amount reported consists only of (i) 3,717,193 shares available for future issuance under the 2013 Long Term Incentive Plan, which may be issued in connection with awards of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units and (ii) 996,882 shares available for future issuance under the ESPP (including 2,690 shares subject to purchase during the purchase period ending April 1, 2015 pursuant to the ESPP).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal controls, and (ii) the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, which, in its report on the Company's financial statements for the three months ended December 31, 2013 and for the fiscal year ended December 31, 2014, expresses an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.
Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the three months ended December 31, 2013 and for the fiscal year ended December 31, 2014. The audit committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communications with Audit Committees; Related Amendments to PCAOB Standards; and Transitional Amendments to PCAOB AU Section 390, relating to information regarding the scope and results of the audit. In addition, the audit committee has received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.
Based upon these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE

Gregory Besio
Edward K. Chandler
David Habiger
Robert P. Wayman

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the three months ended December 31, 2013 and fiscal 2014. We expect that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. Our audit committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. We are asking our stockholders to ratify such selection. Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, if the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, our audit committee will consider the selection of another independent registered public accounting firm for 2016 and future years. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit and other services rendered for fiscal 2014, the three months ended December 31, 2013 and fiscal 2013.

	Fiscal 2014	Three Months Ended December 31, 2013	Fiscal 2013
	(in thousands)
Audit Fees (1)	$814	$338	$1,122
Audit-Related Fees	—	—	—
Tax Fees (2)	237	59	248
All Other Fees	—		—

Total	$1,051	$397	$1,370

(1)
Audit fees for fiscal 2014 and for the three months ended December 31, 2013 consist of fees incurred for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2013 consist of fees incurred for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, services rendered in connection with our registration statements on Form S-1 and Form S-8 related to our initial public offering, our registration statement on Form S-1 related to our follow-on public offering and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Fees incurred related to the review of our registration statements and the issuance of comfort letters and consents in connection with our initial public offering and follow-on offering were $369,000 for fiscal 2013.

(2)	Tax fees represent aggregate fees related to the preparation of tax returns and other tax compliance and consulting services.
The audit committee considered whether the provision of services other than audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Pre-Approval Policies and Procedures
The audit committee has adopted a policy for pre-approving audit and non-audit services and associated fees of the Company’s independent registered public accounting firm. Under this policy, the audit committee must pre-approve all services and associated fees provided to the Company by its independent registered public accounting firm, with certain exceptions described in the policy.
All services provided to the Company by PricewaterhouseCoopers LLP in fiscal 2014, the three months ended December 31, 2013 and fiscal 2013 and related fees were pre-approved by the audit committee.

The Board recommends that you vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on our review of such reports received or written representations from such Reporting Persons, the Company believes that during the three months ended December 31, 2013 and fiscal 2014 all Reporting Persons complied with all applicable reporting requirements under Section 16(a).

Textura
Construction Collaboration Solutions®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Standard Time, on May 3, 2015.

Vote by Internet

- Go to **www.investorvote.com/TXTR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.

1. To elect the three Class II directors listed in the accompanying proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified.

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NOMINEES:	For	Withhold		For	Withhold		For	Withhold
01 - Gregory Besio	☐	☐	02 - Matthew Botica	☐	☐	03 - David Patterson	☐	☐

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1UPX

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020AWC

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting and proxy statement
are available at www.edocumentview.com/TXTR

q **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** q

Textura
Construction Collaboration Solutions®

Proxy — TEXTURA CORPORATION

Proxy for The Annual Meeting of Stockholders on May 4, 2015
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Patrick J. Allin, Jillian Sheehan, and Ryan Lawrence, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of our common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Textura Corporation, to be held on Monday, May 4, 2015 at 8:30 a.m., Central time, at the Company's executive offices located at 1405 Lake Cook Road, Deerfield, IL 60015, and at any adjournments or postponements thereof, as stated on the reverse side.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. **This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, and in the discretion of the proxies on any other matter that properly comes before the meeting.**

(Continued and to be signed on the reverse side.)